Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, April 20, 2017

Codorus Valley Bancorp, Inc.

Reports First Quarter 2017 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $3.4 million or $0.41 per share basic and $0.40 per share diluted, for the quarter ended March 31, 2017, as compared to earnings of $2.8 million or $0.33 per share basic and diluted, for the first quarter of 2016.

“We are pleased with Codorus Valley’s strong start to 2017 considering the ever increasing competition in the markets we serve,” stated Larry J. Miller, Chairman, President and CEO.  “Gross loans grew $47.7 million in the first quarter and deposits increased by $37.0 million, when compared to the end of 2016.  This performance reflects the diligent, focused efforts of our associates as we continue to execute our long-term strategic plan.”

Mr. Miller continued, “During the first quarter, PeoplesBank continued to expand its footprint in Central Pennsylvania as it opened three new limited service banking centers located in retirement communities in the vibrant, growing Lancaster County area.  Each of these facilities is off to a strong start and we are confident that our teams will be successful in building long-term relationships with the residents of these communities.  In addition, members of our Board and leadership team were honored to participate in the closing bell ceremonies of the Nasdaq stock market in New York City on March 20, 2017. Codorus Valley received this invitation in recognition of the 30th anniversary of the formation of the holding company and its 20th anniversary as a Nasdaq-listed company.”

The Corporation’s net interest income for the first quarter of 2017 was $14.1 million, an increase of $1.1 million or 8 percent when compared to net interest income of $13.0 million for the first quarter of 2016. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. The Corporation realized a net interest margin of 3.81 percent for the first quarter of 2017, which was down slightly compared to the net interest margin of 3.95 percent for the first quarter of 2016. The margin was impacted by a decline in yields in our fixed rate commercial loan portfolio and an increase in overall funding costs as compared to the first quarter of 2016.

The provision for loan losses for the first quarter of 2017 was $650,000, a decrease of $150,000 as compared to a provision of $800,000 for the first quarter of 2016. The decrease in the provision for the first quarter in 2017 was primarily due to a reduction in net charge-offs as compared to the same period in 2016. The Corporation’s nonperforming assets ratio was 0.27% as of March 31, 2017, reflecting a decrease when compared to a nonperforming asset ratio of 0.56% as of March 31, 2016.

Noninterest income, excluding gains on sales of securities, for the first quarter of 2017 was $2.7 million, an increase of $490,000 or 22 percent more as compared to $2.2 million for 2016. The increase in non-interest income, excluding gains on sales of securities, was attributed primarily to increases in gains on sales of loans, service charges on deposit accounts, income from bank owned life insurance and other income. There were no gains on sales of securities for the first quarter of 2017 as compared to $194,000 for the same period in 2016.

Noninterest expense was $11.1 million for the first quarter of 2017, an increase of $605,000 or 6 percent as compared to noninterest expense of $10.5 million for the first quarter of 2016. Higher personnel costs, which include compensation and benefit expenses, external data processing, telecommunications and Pennsylvania bank shares tax accounted for a majority of the increase. Health care costs along with normal business growth were the primary drivers in the aforementioned increases. Declines in first quarter marketing expenses, debit card processing, charitable donations and costs associated with other real estate owned somewhat offset the rise in other noninterest expenses.

Income tax expense for the quarter ended March 31, 2017 was $1.6 million versus $1.3 million for the same period in 2016. The effective tax rate for quarters ended March 31, 2017 and 2016 were 32.0 percent and 31.2 percent, respectively.

Other News

As recently announced, on April 11, 2017, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.135 per share, payable on May 9, 2017 to shareholders of record at the close of business on April 25, 2017. The quarterly cash dividend is the same amount as paid in the previous quarter.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2016 Form 10-K and Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Charles T. Field, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	cfield@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2017	2016
Interest income	$16,505	$15,014
Interest expense	2,445	2,049
Net interest income	14,060	12,965
Provision for loan losses	650	800
Noninterest income	2,681	2,385
Noninterest expense	11,063	10,458
Income before income taxes	5,028	4,092
Provision for income taxes	1,609	1,275
Net income	3,419	2,817
Preferred stock dividends	0	16
Net income available to common shareholders	$3,419	$2,801
Basic earnings per common share	$0.41	$0.33
Diluted earnings per common share	$0.40	$0.33

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2017	2016	2016
Cash and short term investments	$87,619	$74,032	$12,437
Investment securities	198,705	201,665	205,287
Loans	1,320,040	1,272,319	1,151,646
Allowance for loan losses	(15,704)	(14,992)	(13,090)
Net loans	1,304,336	1,257,327	1,138,556
Premises and equipment, net	24,532	24,573	24,796
Goodwill	2,301	2,301	2,301
Other assets	53,047	51,689	43,645
Total assets	$1,670,540	$1,611,587	$1,427,022

Deposits	$1,301,208	$1,264,177	$1,120,833
Borrowed funds	198,914	181,947	146,896
Other liabilities	12,479	10,506	9,276
Shareholders' equity	157,939	154,957	150,017
Total liabilities and shareholders' equity	$1,670,540	$1,611,587	$1,427,022

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2017	2016	2016	2016	2016
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$3,419	$3,842	$3,403	$3,040	$2,801
Basic earnings per common share	$0.41	$0.46	$0.41	$0.36	$0.33
Diluted earnings per common share	$0.40	$0.46	$0.40	$0.36	$0.33
Cash dividends paid per common share	$0.135	$0.124	$0.124	$0.124	$0.124
Tangible book value per common share	$18.45	$18.11	$18.25	$18.00	$17.66
Book value per common share	$18.73	$18.39	$18.53	$18.28	$17.94
Average common shares outstanding	8,430	8,398	8,378	8,365	8,358
Average diluted common shares outstanding	8,524	8,483	8,448	8,433	8,425

Performance Ratios (%)
Return on average assets (2)	0.85	1.01	0.89	0.84	0.79
Return on average equity (2)	8.71	9.86	8.79	8.01	7.22
Return on average realized equity (2)(3)	8.67	9.92	8.95	8.13	7.31
Net interest margin (4)	3.81	3.91	3.75	3.95	3.95
Efficiency ratio (5)	64.56	61.94	62.44	64.89	67.33
Net overhead ratio (2)(7)	2.10	2.07	2.00	2.19	2.33

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (2)	(0.02)	(0.05)	0.05	0.11	0.15
Allowance for loan losses to total loans (6)	1.19	1.18	1.18	1.16	1.14
Nonperforming assets to total loans
and foreclosed real estate	0.27	0.51	0.44	0.46	0.56

Capital Ratios (%)
Average equity to average assets	9.81	10.22	10.12	10.45	11.00
Tier 1 leverage capital ratio	10.40	10.76	10.53	10.89	10.99
Common equity Tier 1 capital ratio	11.60	11.88	12.18	12.38	12.55
Tier 1 risk-based capital ratio	12.34	12.66	12.99	13.22	13.42
Total risk-based capital ratio	13.50	13.81	14.14	14.35	14.55

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets